news release

EXHIBIT 99.1
FOR RELEASE AT 3:45 AM PT
JANUARY 27, 2023
Chevron Announces Fourth Quarter Results
•Fourth quarter earnings of $6.4 billion; adjusted earnings of $7.9 billion
•Return on capital employed of 20.3 percent in 2022
•Record annual cash flow from operations of $49.6 billion and free cash flow of $37.6 billion in 2022
•Record annual U.S. oil and gas production
San Ramon, Calif., January 27, 2023 – Chevron Corporation (NYSE: CVX) today reported earnings of $6.4 billion ($3.33 per share - diluted) for fourth quarter 2022, compared with $5.1 billion ($2.63 per share - diluted) in fourth quarter 2021. Included in the current quarter were $1.1 billion of international upstream write-off and impairment charges, and pension settlement costs of $17 million. Foreign currency effects decreased earnings by $405 million. Adjusted earnings of $7.9 billion ($4.09 per share - diluted) in fourth quarter 2022 compared to adjusted earnings of $4.9 billion ($2.56 per share - diluted) in fourth quarter 2021.
Chevron reported full-year 2022 earnings of $35.5 billion ($18.28 per share - diluted), compared with $15.6 billion ($8.14 per share - diluted) in 2021. Adjusted earnings of $36.5 billion ($18.83 per share - diluted) in 2022 compared to adjusted earnings of $15.6 billion ($8.13 per share - diluted) in 2021. For a reconciliation of adjusted earnings, see Attachment 6.
Sales and other operating revenues in fourth quarter 2022 were $55 billion, compared to $46 billion in the year-ago period.
Earnings Summary

	Three Months Ended December 31		Year Ended December 31
Millions of dollars	2022	2021	2022	2021
Earnings by business segment
Upstream	$5,485	$5,155	$30,284	$15,818
Downstream	1,771	760	8,155	2,914
All Other	(903)	(860)	(2,974)	(3,107)
Total (1)(2)	$6,353	$5,055	$35,465	$15,625
(1) Includes foreign currency effects	$(405)	$(40)	$669	$306
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“We delivered record earnings and cash flow in 2022, while increasing investments and growing U.S. production to a company record,” said Mike Wirth, Chevron’s chairman and chief executive officer. The company’s investments increased by more than 75 percent from 2021, and annual U.S. production increased to 1.2 million barrels of oil equivalent per day, led by 16 percent growth in Permian Basin unconventional production.
“Again in 2022, we delivered on our financial priorities: returning cash to shareholders, investing capital efficiently, and paying down debt,” Wirth continued. The company’s other noteworthy financial highlights in 2022 include:
•Increased quarterly dividend per share by 6 percent from prior year, paying out $11.0 billion to shareholders.
•Achieved return on capital employed of more than 20 percent, the highest since 2011.
•Strengthened its industry-leading balance sheet further with debt ratio of 12.8 percent and net debt ratio of 3.3 percent.
•Returned an additional $11.25 billion to shareholders, repurchasing nearly 70 million shares, ending the year at an annual repurchase rate of $15 billion.
“We’re also investing to grow both traditional and new energy supplies to meet increasing demand for affordable, reliable, and ever-cleaner energy,” Wirth added. The company and its affiliates’ other significant business highlights in 2022 include:
•Advanced the Future Growth Project in Kazakhstan, with construction largely complete at the company’s 50 percent owned affiliate, Tengizchevroil LLP.
•Reached final investment decision on major integrated polymer projects in Texas and Qatar at the company’s 50 percent owned affiliate, Chevron Phillips Chemical Company LLC.
•Approved the Ballymore project in the deepwater U.S. Gulf of Mexico with design capacity of 75,000 barrels of crude oil per day.
•Approved a project to expand the Tamar gas facility in offshore Israel.
•Commenced a project to increase light crude oil processing capacity by 15 percent at the Pasadena, Texas refinery.
•Announced a significant new gas discovery at the Nargis block offshore Egypt in the eastern Mediterranean Sea.
•Acquired Renewable Energy Group, Inc., becoming the second largest producer of bio-based diesels in the United States.
•Formed a joint venture with Bunge North America, Inc. to develop renewable fuel feedstocks.
•Advanced multiple carbon capture opportunities, including the Bayou Bend carbon storage project in the U.S. Gulf Coast, and received permits to assess carbon storage offshore Australia.
In 2022, Chevron also added 1.1 billion barrels of net oil-equivalent proved reserves. These additions, which are subject to final reviews, equate to approximately 97 percent of net oil equivalent production for the year. The largest net additions were from assets in the Permian Basin, Israel, Canada and the Gulf of Mexico. The largest net reductions were from assets in Kazakhstan, primarily due to higher prices and their negative effect on reserves. The company will provide additional details relating to 2022 reserves in its Annual Report on Form 10-K scheduled to be filed with the SEC on February 23, 2023.
Earlier this week, the company raised its quarterly dividend per share an additional 6 percent, to $1.51 per share, putting the company on track to increase its annual per share dividend for the 36th straight year. In addition, the company’s board also approved a new $75 billion share repurchase program.
“We are well positioned to lead in both traditional and new energy businesses, while delivering higher returns, lower carbon and superior shareholder value,” Wirth concluded.

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UPSTREAM
Worldwide net oil-equivalent production was 3.01 million barrels per day in fourth quarter 2022 and 3.00 million barrels per day for the full-year 2022. Both quarterly and annual production were down 3 percent compared to their respective 2021 periods. International production decreased 7 percent in 2022 primarily due to the end of concessions in Thailand and Indonesia, while U.S. production increased 4 percent compared to 2021, mainly in the Permian Basin.

U.S. Upstream
	Three Months Ended December 31		Year Ended December 31
Millions of dollars	2022	2021	2022	2021
Earnings	$2,618	$2,970	$12,621	$7,319
U.S. upstream operations earned $2.62 billion in fourth quarter 2022, compared with $2.97 billion a year earlier. The decrease was primarily due to the absence of fourth quarter 2021 asset sale gains, partially offset by higher realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $66 in fourth quarter 2022, up from $63 a year earlier. The average sales price of natural gas was $4.94 per thousand cubic feet in fourth quarter 2022, up from $4.78 in last year’s fourth quarter.
Net oil-equivalent production of 1.19 million barrels per day in fourth quarter 2022 was down slightly from a year earlier as decreases in the Gulf of Mexico were partially offset by increases in the Permian Basin. The net liquids component of oil-equivalent production in fourth quarter 2022 decreased 4 percent to 895,000 barrels per day, and net natural gas production increased 4 percent to 1.79 billion cubic feet per day, compared to last year’s fourth quarter.

International Upstream
	Three Months Ended December 31		Year Ended December 31
Millions of dollars	2022	2021	2022	2021
Earnings*	$2,867	$2,185	$17,663	$8,499
*Includes foreign currency effects	$(83)	$(9)	$816	$302
International upstream operations earned $2.87 billion in fourth quarter 2022, compared with $2.19 billion a year ago. The increase in earnings was primarily due to higher realizations, partially offset by write-off and impairment charges, and an unfavorable foreign exchange impact of $74 million compared to last year’s fourth quarter.
The average sales price for crude oil and natural gas liquids in fourth quarter 2022 was $78 per barrel, up from $74 a year earlier. The average sales price of natural gas was $10.35 per thousand cubic feet in the fourth quarter, up from $7.90 in last year’s fourth quarter.
Net oil-equivalent production of 1.82 million barrels per day in fourth quarter 2022 was down 82,000 barrels per day from fourth quarter 2021. The decrease was primarily due to the absence of production following expiration of the Erawan concession in Thailand. The net liquids component of oil-equivalent production decreased 5 percent to 852,000 barrels per day in fourth quarter 2022, while net natural gas production decreased 4 percent to 5.80 billion cubic feet per day compared to last year’s fourth quarter.

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DOWNSTREAM

U.S. Downstream
	Three Months Ended December 31		Year Ended December 31
Millions of dollars	2022	2021	2022	2021
Earnings	$1,180	$660	$5,394	$2,389
U.S. downstream operations reported earnings of $1.18 billion in fourth quarter 2022, compared with earnings of $660 million a year earlier. The increase was mainly due to higher margins on refined product sales, partially offset by lower earnings from the 50 percent-owned Chevron Phillips Chemical Company.
Refinery crude oil input in fourth quarter 2022 increased slightly to 888,000 barrels per day from the year-ago period.
Refined product sales of 1.24 million barrels per day were up 7 percent from the year-ago period, mainly due to higher renewable fuel sales following the Renewable Energy Group, Inc. acquisition and higher jet fuel demand.

International Downstream
	Three Months Ended December 31		Year Ended December 31
Millions of dollars	2022	2021	2022	2021
Earnings*	$591	$100	$2,761	$525
*Includes foreign currency effects	$(112)	$2	$235	$185
International downstream operations reported earnings of $591 million in fourth quarter 2022, compared with $100 million a year earlier. The increase was mainly due to higher margins on refined product sales, partially offset by an unfavorable swing in foreign currency effects of $114 million compared to last year’s fourth quarter.
Refinery crude oil input of 653,000 barrels per day in fourth quarter 2022 increased 8 percent from the year-ago period as refinery runs increased due to higher demand.
Refined product sales of 1.44 million barrels per day in fourth quarter 2022 increased 9 percent from the year-ago period, mainly due to higher jet fuel demand as restrictions from the pandemic continue to ease.
ALL OTHER

	Three Months Ended December 31		Year Ended December 31
Millions of dollars	2022	2021	2022	2021
Net Charges*	$(903)	$(860)	$(2,974)	$(3,107)
*Includes foreign currency effects	$(210)	$(33)	$(382)	$(181)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2022 were $903 million, compared to $860 million a year earlier. The increase in net charges between periods was mainly due to the absence of fourth quarter 2021 favorable tax items and unfavorable foreign currency effects of $177 million, partially offset by the absence of losses on early retirement of debt in the year-ago period.

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CASH FLOW FROM OPERATIONS
Cash flow from operations in 2022 was $49.6 billion, compared with $29.2 billion in 2021. Excluding working capital effects, cash flow from operations in 2022 was $47.5 billion, compared with $30.5 billion in 2021.
CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures for the company’s consolidated entities (C&E) in 2022 were $12.3 billion, compared with $8.6 billion in 2021. Additionally, the company’s share of equity affiliate capital and exploratory expenditures (Affiliate C&E) was $3.4 billion in 2022 and $3.2 billion in 2021 and did not require cash outlays by the company. C&E for 2022 includes $1.3 billion of inorganic spend largely associated with the formation of the Bunge joint venture and acquisition of the remaining interest in Beyond6. The acquisition of Renewable Energy Group, Inc. is not included in the company’s C&E.

Chevron is one of the world’s leading integrated energy companies. We believe affordable, reliable and ever-cleaner energy is essential to achieving a more prosperous and sustainable world. Chevron produces crude oil and natural gas; manufactures transportation fuels, lubricants, petrochemicals and additives; and develops technologies that enhance our business and the industry. We are focused on lowering the carbon intensity in our operations and growing lower carbon businesses along with our traditional business lines. More information about Chevron is available at www.chevron.com.
# # #
Contact: Randy Stuart -- +1 713-283-8609

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NOTICE
Chevron’s discussion of fourth quarter 2022 earnings with security analysts will take place on Friday, January 27, 2023, at 8:00 a.m. PT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Prepared remarks for today’s call, additional financial and operating information and other complementary materials will be available prior to the call at approximately 3:30 a.m. PT and located under “Events and Presentations” in the “Investors” section on the Chevron website.
As used in this news release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Please visit Chevron’s website and Investor Relations page at www.chevron.com and www.chevron.com/investors, LinkedIn: www.linkedin.com/company/chevron, Twitter: @Chevron, Facebook: www.facebook.com/chevron, and Instagram: www.instagram.com/chevron, where Chevron often discloses important information about the company, its business, and its results of operations.
Non-GAAP Financial Measures - This news release includes adjusted earnings/(loss), which reflect earnings or losses excluding significant non-operational items including impairment charges, write-offs, severance costs, gains on asset sales, unusual tax items, effects of pension settlements and curtailments, foreign currency effects and other special items. We believe it is useful for investors to consider this measure in comparing the underlying performance of our business across periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. A reconciliation to net income (loss) attributable to Chevron Corporation is shown in Attachment 6.
This news release also includes cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital. Cash flow from operations excluding working capital is defined as net cash provided by operating activities less net changes in operating working capital, and represents cash generated by operating activities excluding the timing impacts of working capital. Free cash flow is defined as net cash provided by operating activities less cash capital expenditures and generally represents the cash available to creditors and investors after investing in the business. Free cash flow excluding working capital is defined as net cash provided by operating activities excluding working capital less cash capital expenditures and generally represents the cash available to creditors and investors after investing in the business excluding the timing impacts of working capital. The company believes these measures are useful to monitor the financial health of the company and its performance over time. A reconciliation of cash flow from operations excluding working capital, free cash flow and free cash flow excluding working capital are shown in Attachment 3.
This news release also includes net debt ratio. Net debt ratio is defined as total debt less cash and cash equivalents and marketable securities as a percentage of total debt less cash and cash equivalents and marketable securities, plus Chevron Corporation stockholders’ equity, which indicates the company’s leverage, net of its cash balances. The company believes this measure is useful to monitor the strength of the company’s balance sheet. A reconciliation of net debt ratio is shown in Attachment 2.
Key Performance Indicators - Capital and exploratory expenditures (“C&E”) is a key performance indicator that provides the Company’s investment level in its consolidated companies. This metric includes additions to fixed asset and investment accounts along with exploration expense for its consolidated companies. Management uses this metric along with Affiliate C&E (as defined below) to manage allocation of capital across the company’s entire portfolio, funding requirements and ultimately shareholder distributions. The calculation of C&E is shown in Attachment 4.
Equity affiliate capital and exploratory expenditures (“Affiliate C&E”) is also a key performance indicator that provides the Company’s share of investments in its significant equity affiliate companies. This metric includes additions to fixed asset and investment accounts along with exploration expense in the equity affiliate companies’ financial statements. Management uses this metric to assess possible funding needs and/or shareholder distribution capacity of the company’s equity affiliate companies. Together with C&E, management also uses Affiliate C&E to manage allocation of capital across the company’s entire portfolio, funding requirements and ultimately shareholder distributions. Affiliate C&E is in Attachment 4.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements relating to Chevron’s operations and energy transition plans that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to implement capital allocation strategies, including future stock repurchase programs and dividend payments; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 20 through 25 of the company's 2021 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)
(unaudited)

CONSOLIDATED STATEMENT OF INCOME(1)
	Three Months Ended December 31		Year Ended December 31
REVENUES AND OTHER INCOME	2022	2021	2022	2021
Sales and other operating revenues	$54,523	$45,861	$235,717	$155,606
Income (loss) from equity affiliates	1,623	1,657	8,585	5,657
Other income (loss)	327	611	1,950	1,202
Total Revenues and Other Income	56,473	48,129	246,252	162,465
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	32,570	28,046	145,416	92,249
Operating expenses (2)	7,891	6,864	29,321	25,428
Exploration expenses	453	192	974	549
Depreciation, depletion and amortization	4,764	4,813	16,319	17,925
Taxes other than on income	864	1,074	4,032	3,963
Interest and debt expense	123	155	516	712
Total Costs and Other Deductions	46,665	41,144	196,578	140,826
Income (Loss) Before Income Tax Expense	9,808	6,985	49,674	21,639
Income tax expense (benefit)	3,430	1,903	14,066	5,950
Net Income (Loss)	6,378	5,082	35,608	15,689
Less: Net income (loss) attributable to noncontrolling interests	25	27	143	64
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$6,353	$5,055	$35,465	$15,625

(1) Prior year data has been reclassified in certain cases to conform to the 2022 presentation basis.
(2) Includes operating expense, selling, general and administrative expense, and other components of net periodic benefit costs

PER SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$3.34	$2.63	$18.36	$8.15
- Diluted	$3.33	$2.63	$18.28	$8.14
Weighted Average Number of Shares Outstanding (000's)
- Basic	1,910,602	1,915,440	1,931,486	1,915,989
- Diluted	1,919,731	1,922,082	1,940,277	1,920,275

Note: Shares outstanding (excluding 14 million associated with Chevron’s Benefit Plan Trust) were 1,901 million and 1,916 million at December 31, 2022 and December 31, 2021, respectively.

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Upstream
United States	$2,618	$2,970	$12,621	$7,319
International	2,867	2,185	17,663	8,499
Total Upstream	5,485	5,155	30,284	15,818
Downstream
United States	1,180	660	5,394	2,389
International	591	100	2,761	525
Total Downstream	1,771	760	8,155	2,914
All Other	(903)	(860)	(2,974)	(3,107)
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$6,353	$5,055	$35,465	$15,625

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

SELECTED BALANCE SHEET ACCOUNT DATA (Preliminary)	Dec 31, 2022	Dec 31, 2021
Cash and cash equivalents	$17,678	$5,640
Marketable securities	$223	$35
Total assets	$257,709	$239,535
Total debt	$23,339	$31,369
Total Chevron Corporation stockholders' equity	$159,282	$139,067
Noncontrolling interests	$960	$873

SELECTED FINANCIAL RATIOS
Total debt plus total stockholders’ equity	$182,621	$170,436
Debt ratio (Total debt / Total debt plus stockholders’equity)	12.8%	18.4%

Adjusted debt (Total debt less cash and cash equivalents and marketable securities)	$5,438	$25,694
Adjusted debt plus total stockholders’ equity	$164,720	$164,761
Net debt ratio (Adjusted debt / Adjusted debt plus total stockholders’ equity)	3.3%	15.6%

RETURN ON CAPITAL EMPLOYED	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Total reported earnings	$6,353	$5,055	$35,465	$15,625
Non-controlling interest	25	27	143	64
Interest expense (A/T)	113	145	476	662
ROCE earnings	6,491	5,227	36,084	16,351
Annualized ROCE earnings	25,964	20,908	36,084	16,351
Average capital employed*	183,425	172,689	177,445	174,175
ROCE	14.2%	12.1%	20.3%	9.4%
*Capital employed is the sum of Chevron Corporation stockholders equity, total debt and noncontrolling interest. Average capital employed is computed by averaging the sum of capital employed at the beginning and the end of the period.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3
(Billions of Dollars)
(unaudited)

SUMMARIZED STATEMENT OF CASH FLOWS (Preliminary)(1)	Three Months Ended Dec 31
		Year Ended Dec 31
OPERATING ACTIVITIES	2022	2022	2021
Net Income (Loss)	$6.4	$35.6	$15.7
Adjustments
Depreciation, depletion and amortization	4.8	16.3	17.9
Distributions more (less) than income from equity affiliates	—	(4.7)	(2.0)
Loss (gain) on asset retirements and sales	(0.1)	(0.6)	(1.0)
Net foreign currency effects	0.2	(0.4)	—
Deferred income tax provision	0.4	2.1	0.7
Net decrease (increase) in operating working capital	1.0	2.1	(1.4)
Other operating activity	(0.2)	(0.9)	(0.7)
Net Cash Provided by Operating Activities	$12.5	$49.6	$29.2

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(2.9)	—
Capital expenditures	(3.8)	(12.0)	(8.1)
Proceeds and deposits related to asset sales and returns of investment	0.1	2.6	1.8
Other investing activity(2)	—	0.1	0.4
Net Cash Used for Investing Activities	$(3.7)	$(12.1)	$(5.9)

FINANCING ACTIVITIES
Net change in debt	(0.3)	(8.5)	(12.9)
Cash dividends — common stock	(2.7)	(11.0)	(10.2)
Shares issued for share-based compensation	0.3	5.8	1.4
Shares repurchased	(3.8)	(11.3)	(1.4)
Distributions to noncontrolling interests	—	(0.1)	—
Net Cash Provided by (Used for) Financing Activities	$(6.4)	$(25.0)	$(23.1)

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	0.1	(0.2)	(0.2)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$2.4	$12.3	$0.1

RECONCILIATION OF NON-GAAP MEASURES (1)
Net Cash Provided by Operating Activities	$12.5	$49.6	$29.2
Less: Net decrease (increase) in operating working capital	1.0	2.1	(1.4)
Cash Flow from Operations Excluding Working Capital	$11.5	$47.5	$30.5

Net Cash Provided by Operating Activities	$12.5	$49.6	$29.2
Less: Capital expenditures	3.8	12.0	8.1
Free Cash Flow	$8.7	$37.6	$21.1
Less: Net decrease (increase) in operating working capital	1.0	2.1	(1.4)
Free Cash Flow Excluding Working Capital	$7.7	$35.5	$22.5
(1) Totals may not match sum of parts due to presentation in billions.
(2) Primarily sales of marketable securities and (borrowings) repayments of loans by equity affiliates.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 4
(Millions of Dollars)
(unaudited)

CAPITAL AND EXPLORATORY EXPENDITURES	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Capital Expenditures (Capex)	$3,835	$2,606	$11,974	$8,056
Expensed exploration expenditures	222	129	488	431
Capital lease obligations and other	—	16	(166)	66
Capital and Exploratory Expenditures (C&E)	4,057	2,751	12,296	8,553
Acquisition of businesses, net of cash received	—	—	2,862	—
C&E plus acquisitions (company investment)	$4,057	$2,751	$15,158	$8,553

Affiliate C&E *	$986	$909	$3,366	$3,167

	Three Months Ended December 31		Year Ended December 31
CAPEX BY SEGMENT	2022	2021	2022	2021
United States
Upstream	$2,183	$1,399	$6,847	$4,554
Downstream	582	288	1,699	806
Other	128	85	310	221
Total United States	2,893	1,772	8,856	5,581

International
Upstream	833	706	2,718	2,221
Downstream	93	121	375	234
Other	16	7	25	20
Total International	942	834	3,118	2,475
CAPEX	$3,835	$2,606	$11,974	$8,056

	Three Months Ended December 31		Year Ended December 31
C&E BY SEGMENT	2022	2021	2022	2021
United States
Upstream	$2,252	$1,440	$6,980	$4,696
Downstream	582	303	1,702	870
Other	128	85	310	221
Total United States	2,962	1,828	8,992	5,787

International
Upstream	986	795	3,073	2,512
Downstream	93	121	206	234
Other	16	7	25	20
Total International	1,095	923	3,304	2,766
C&E	$4,057	$2,751	$12,296	$8,553

AFFILIATE C&E (not included above):
Upstream	$634	$646	$2,406	$2,406
Downstream	352	263	960	761
Affiliate C&E *	$986	$909	$3,366	$3,167
*Affiliate C&E is the same as Affiliate Capex spend

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 5
(unaudited)

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2022	2021	2022	2021
United States	895	929	888	858
International	852	899	831	956
Worldwide	1,747	1,828	1,719	1,814
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,789	1,726	1,758	1,689
International	5,799	6,010	5,919	6,020
Worldwide	7,588	7,736	7,677	7,709
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	1,192	1,216	1,181	1,139
International	1,819	1,901	1,818	1,960
Worldwide	3,011	3,117	2,999	3,099
SALES OF NATURAL GAS (MMCF/D):
United States	4,224	4,260	4,378	4,007
International	5,734	5,077	5,789	5,178
Worldwide	9,958	9,337	10,167	9,185
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	316	298	303	230
International	268	162	234	180
Worldwide	584	460	537	410
SALES OF REFINED PRODUCTS (MB/D):
United States	1,236	1,158	1,228	1,139
International (5)	1,441	1,325	1,386	1,315
Worldwide	2,677	2,483	2,614	2,454
REFINERY INPUT (MB/D):
United States	888	882	866	903
International	653	602	639	576
Worldwide	1,541	1,484	1,505	1,479

(1) Includes interest in affiliates; totals may not match sum of parts due to rounding.
(2) Includes net production of synthetic oil:
Canada	51	55	45	55
(3) Includes natural gas consumed in operations (MMCF/D):
United States	47	41	53	44
International	506	551	517	548
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	420	391	389	357

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 6
(Millions of Dollars)
(unaudited)

RECONCILIATION OF NON-GAAP MEASURES
	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021			Year Ended December 31, 2022			Year Ended December 31, 2021
REPORTED EARNINGS	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax	Pre- Tax	Income Tax	After-Tax	Pre-Tax	Income Tax	After-Tax

U.S. Upstream			$2,618			$2,970			$12,621			$7,319
Int'l Upstream			2,867			2,185			17,663			8,499
U.S. Downstream			1,180			660			5,394			2,389
Int'l Downstream			591			100			2,761			525
All Other			(903)			(860)			(2,974)			(3,107)
Net Income (Loss) Attributable to Chevron			$6,353			$5,055			$35,465			$15,625

SPECIAL ITEMS
U.S. Upstream
Remediation charge	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(158)	$38	$(120)
Early contract termination	—	—	—	—	—	—	(765)	165	(600)	—	—	—
Asset sale gains	—	—	—	678	(158)	520	—	—	—	938	(218)	720
Int'l Upstream
Asset sale gains	—	—	—	—	—	—	328	(128)	200	—	—	—
Write-offs & impairments	(813)	(262)	(1,075)	—	—	—	(813)	(262)	(1,075)	—	—	—
U.S. Downstream
Legal reserves	—	—	—	—	—	—	—	—	—	(140)	30	(110)
All Other
Pension settlement costs	(21)	4	(17)	(104)	22	(82)	(352)	81	(271)	(679)	160	(519)
Loss on early retirement of debt	—	—	—	(128)	(132)	(260)	—	—	—	(128)	(132)	(260)
Total Special Items	$(834)	$(258)	$(1,092)	$446	$(268)	$178	$(1,602)	$(144)	$(1,746)	$(167)	$(122)	$(289)

FOREIGN CURRENCY EFFECTS
Int'l Upstream			$(83)			$(9)			$816			$302
Int'l Downstream			(112)			2			235			185
All Other			(210)			(33)			(382)			(181)
Total Foreign Currency Effects			$(405)			$(40)			$669			$306

ADJUSTED EARNINGS/(LOSS) *
U.S. Upstream			$2,618			$2,450			$13,221			$6,719
Int'l Upstream			4,025			2,194			17,722			8,197
U.S. Downstream			1,180			660			5,394			2,499
Int'l Downstream			703			98			2,526			340
All Other			(676)			(485)			(2,321)			(2,147)
Total Adjusted Earnings/(Loss)			$7,850			$4,917			$36,542			$15,608

Total Adjusted Earnings/(Loss) per share			$4.09			$2.56			$18.83			$8.13

* Adjusted Earnings/(Loss) is defined as Net Income (loss) attributable to Chevron Corporation excluding special items and foreign currency effects.